Exhibit 8.1

Squire Patton Boggs (US) LLP 4900 Key Tower 127 Public Square Cleveland, Ohio 44114 O +1 216 479 8500 F +1 216 479 8780 squirepattonboggs.com

July 23, 2021

Old National Bancorp
One Main Street
Evansville, IN 47708

Re:	Merger of First Midwest Bancorp, Inc. with and into Old National Bancorp

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (as amended or supplemented through the date hereof, the “Registration Statement”) of Old National Bancorp, an Indiana corporation (“Old National”), including the joint proxy statement/prospectus forming a part thereof, relating to the proposed transaction between Old National and First Midwest Bancorp, Inc., a Delaware corporation (“First Midwest”).

We hereby confirm to you that the discussion set forth in the section entitled “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” in the Registration Statement constitutes our opinion as to the material United States federal income tax consequences of the merger to U.S. holders of Old National common stock and preferred stock.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Respectfully Submitted,

/s/ Squire Patton Boggs (US) LLP

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